Exhibit 10.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.

AMENDED AND RESTATED PROMOTION AGREEMENT

This AMENDED AND RESTATED PROMOTION AGREEMENT (this “Agreement”) is made as of September 21, 2007 (the “Effective Date”), by and between Depomed, Inc., a California corporation (“Depomed”), and Watson Pharma, Inc., a Delaware corporation (“Watson”). Each of Depomed and Watson is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Depomed and Watson are parties to that certain Promotion Agreement, dated as of July 18, 2007 related to the Product (the “Original Agreement”);

WHEREAS, Depomed and Watson desire to amend and restate the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

Section 1.1             “2007 Plan” has the meaning set forth in Section 4.5.

Section 1.2             “Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the regulations promulgated thereunder, including the Generic Drug Act.

Section 1.3             “Adverse Drug Experience” means any “adverse drug experience” as defined or contemplated by 21 C.F.R. 314.80 or 312.32, associated with the Product.

Section 1.4             “Adverse Drug Experience Report” means any oral, written or electronic report of any Adverse Drug Experience transmitted to any Person.

Section 1.5             “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, a Wholesaler Affiliate shall not constitute an Affiliate of Watson.

Section 1.6             “Agreement” has the meaning set forth in the preamble to this Agreement

Section 1.7             “Agreement Month” means each calendar month during the Term (including any partial calendar month in the case of the first and last calendar months of the Term).

Section 1.8             “Agreement Quarter” means the Initial Agreement Quarter, each successive period of three months during the Term after the Initial Agreement Quarter and the Final Agreement Quarter.

Section 1.9             “Alert Report” is the report per FDA 21 CFR 314.80 Reporting Requirements for postmarketing 15-day “Alert” reports; these are adverse drug experience reports that are both serious and unexpected, and must be reported in writing to the FDA within 15 calendar days.

Section 1.10           “Annual Plan” has the meaning set forth in Section 4.5.

Section 1.11           “cGMP” shall mean current “Good Manufacturing Practices” as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the manufacture or sale of the Product pursuant to its regulations, guidelines or otherwise.

Section 1.12           “Channel” shall mean the long-term sales channel as reported in the Prescriber Data, which includes but is not limited to nursing homes and assisted living facilities.

Section 1.13           Co-Chairs” has the meaning set forth in Section 3.2.

Section 1.14           “COGS” means, for a particular period, Depomed’s expenses for cost of goods sold (calculated in accordance with Section 7.2(d)) for Product in the Territory for such period including any expenses incurred directly in connection with the distribution of the Product in the Territory. The COGS as of the Initial Effective Date is set forth on Schedule 1.14.

Section 1.15           “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 26, 2007, between Depomed and Watson.

Section 1.16           “Control” or “Controlled” means, with respect to patents, know-how or other intellectual property rights of any kind, the possession by a Party of the ability to grant a license or sublicense of such rights without the payment of additional consideration and without violating the terms of any agreement or arrangement between such Party and any Third Party.

Section 1.17           “DDMAC” means the FDA’s Division of Drug Marketing, Advertising and Communications.

Section 1.18           “Depomed” has the meaning set forth in the preamble to this Agreement.

Section 1.19           “Depomed APL” means Depomed’s Advertising and Promotional Labeling Committee responsible for reviewing and approving Promotional Materials related to the Product.

Section 1.20           “Depomed Trademarks” means (a) the ProQuin® trademark, (b) the AcuFormTM trademark, for which Depomed has sought registration for in the United States Patent and Trademark Office, and (c) Depomed®, and, in each case, all related domain names, successor trademarks and other trademark related rights. The Depomed Trademarks are attached hereto as Schedule 1.20.

Section 1.21           “Detail” means an in-person, face-to-face sales presentation of the Product made by a Sales Representative to a Professional, including a P1 Detail or a P2 Detail, and after December 31, 2008, a P3 Detail.

Section 1.22           “Detail Minimum” means, for a particular period, the sum of (A) the Urology Detail Minimum for such period, plus (B) the Ob/Gyn Detail Minimum for such period.

Section 1.23           “Detail Shortfall” means, for a particular period, the remainder of (A) the Detail Minimum for such period, minus (B) the actual number of PDEs performed during such period. In determining the actual number of PDEs performed during any period (including without limitation for purposes of Section 8.2(a)):  (a) only PDEs performed on Professionals on the Watson Physician List shall be taken into account; and (b) not more than 100% of the P1 Details, 100% of the P2 Details and 100% of the P3 Details (if applicable) required to be performed for such period within each of the Urology Field and the Ob/Gyn Field, as reflected in the applicable Annual Plan(s) or 2007 Plan, shall be taken into account.

Section 1.24           “Detail Shortfall Ratio” means, for any period, the quotient of (A) the remainder of (x) the Detail Minimum for such period, minus (y) the Detail Shortfall for such Period (if any), divided by (B) the Detail Minimum for such period. Notwithstanding the foregoing, if the Detail Shortfall is a negative number, the Detail Shortfall Ratio shall be equal to 1.0.

Section 1.25           “Educational Programs” means any activities undertaken with respect to the medical education of Professionals and customers regarding the Product and the market or funded by unrestricted educational grants, including educational programs and seminars and continuing medical education materials.

Section 1.26           “Effective Date” has the meaning set forth in the preamble to this Agreement.

Section 1.27           “Esprit” means Esprit Pharma, Inc., a Delaware corporation.

Section 1.28           “Esprit License Agreement” means the Exclusive License and Marketing Agreement, dated as of July 21, 2005, between Depomed and Esprit, as amended.

Section 1.29           “Esprit Promotional Materials” has the meaning set forth in Section 4.3(b).

Section 1.30           “Esprit Termination Agreement” means the Termination Agreement between Depomed and Esprit, dated as of July 5, 2007, providing for, among other matters, the termination of the Esprit License Agreement.

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Section 1.31           “Executive Officers” means the Chief Operating Officer of Depomed (or, if there is no such officer, its President or Chief Executive Officer) and the President, Brand Division of Watson (or, if there is no such officer, its President or Chief Executive Officer).

Section 1.32           “FDA” means the United States Food and Drug Administration or any successor agency performing comparable functions in the Territory.

Section 1.33           “Field” means the Urology Field and the Ob/Gyn Field, subject to provisions of Sections 7.4 and 8.2(a).

Section 1.34           “Field Baseline Prescriptions Per Month” means, subject to Section 8.2(a), the monthly average number of Units of Product included within total prescriptions dispensed during the three-month period beginning on June 1, 2007 and ending on August 31, 2007 in the Territory within the Field (as reflected in the Prescriber Data).

Section 1.35           “Field Baseline Prescriptions” means, for any particular period, the result of (A) Field Baseline Prescriptions Per Month, multiplied by (B) the number of months within such period (rounded to the nearest one-tenth of one month).

Section 1.36           “Field COGS” means, for a particular period, the result of (A) COGS for such period, multiplied by (B) the Field Ratio for such period.

Section 1.37           “Field Gross Margin” means, for a particular period, the result of (A) the remainder of (x) Field Net Sales for such period minus (y) Field COGS for such period, multiplied by (B) the Detail Shortfall Ratio for such period.

Section 1.38           “Field Net Sales” means, for a particular period, the result of (A) Net Sales for such period, multiplied by (B) the Field Ratio for such period.

Section 1.39           “Field Prescription Units” means, for a particular period, the remainder of (A) the sum of (i) the number of Units of Product included within prescriptions filled during such period in the Territory within the Field, as reflected in the Prescriber Data, plus (ii) the number of Units of Product included within the Channel for such period, as reflected in the Prescriber Data, minus (B) Field Baseline Prescriptions for such period.

Section 1.40           “Field Ratio” means, for a particular period, the sum of (A) the quotient of (i) Field Prescription Units for such period, divided by (ii) the number of Units of Product included within Product prescriptions filled during such period in the Territory, as reflected in the Prescriber Data (such quotient being the “Field Physician Ratio”), plus (B) the product of (i) the quotient of (x) PA/NP Prescription Units for such period, divided by (y) the number of Units of Product included within Product prescriptions filled during such period in the Territory, as reflected in the Prescriber Data, multiplied by (ii) the Field Physician Ratio.

Section 1.41           “Final Agreement Quarter” means the period commencing on the first day following the last full Agreement Quarter during the Term and ending on the last day of the Term.

Section 1.42           “Force Majeure Event” has the meaning set forth in Section 15.7.

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Section 1.43           “GAAP” has the meaning set forth in Section 7.2(c).

Section 1.44           “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement.

Section 1.45           “Initial Agreement Quarter” means the period commencing on the Effective Date and ending on September 30, 2007.

Section 1.46           “Initial Effective Date” means July 18, 2007.

Section 1.47           “JAMS” has the meaning set forth in Section 3.5(b).

Section 1.48           “JSC” has the meaning set forth in Section 3.1.

Section 1.49           “Legal Requirements” means laws, rules and regulations of any Governmental Authority in the Territory.

Section 1.50           “Minimum Sales Force Level” has the meaning set forth in Section 4.3(a).

Section 1.51           “NDA” means any “new drug application” (as such term is used under the Act) filed or acquired by Depomed or any Affiliate with the FDA with respect to the Product and all subsequent submissions, supplements and amendments thereto, including NDA No. 21-744 filed with the FDA on July 18, 2004 (as such NDA may be amended or supplemented subsequent to the Initial Effective Date).

Section 1.52           “Net Sales” means, for a particular period, the gross amount invoiced on sales of Product in the Territory recognized as gross revenue in accordance with GAAP by Depomed, its Affiliates, licensees, sublicensees and assigns to independent, unrelated Third Parties during such period in bona fide arms’ length transactions, less the following deductions, calculated in accordance with GAAP: (a) freight, insurance (but only insurance with respect to shipping the Product), and other transportation charges to the extent added to the sales price and set forth separately as such on the total amount invoiced; (b) any sales, use, value-added, excise taxes or duties or allowances on the selling price of Product; (c) chargebacks, trade, quantity and cash discounts and rebates to the extent customary in the trade, including governmental rebates; (d) allowances or credits, including allowances or credits to customers on account of rejection, defects or returns of the Product entering trade after the Promotion Commencement Date, or because of a retroactive price reduction;  and (f) costs associated with any Product voucher or co-pay assistance programs, to the extent funded by Depomed and approved by Watson. Net Sales shall not include a sale or transfer to an Affiliate, licensee, sublicensee or assign of Watson or Depomed or if done for clinical, regulatory or governmental purposes where no consideration is received; but the resale by such Affiliate, licensee, sublicensee or assign of Watson or Depomed shall be considered a sale of such Product.

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Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

Section 1.53           “Ob/Gyn Detail Minimum” means, for a particular period, [***] of the PDEs required to be performed on Professionals on the Watson Physician List within the Ob/Gyn Field for such Period, as reflected in the Annual Plan(s) or the 2007 Plan (as applicable) for such period and in Sections 4.1(c) – (j) of this Agreement (as applicable).

Section 1.54           “Ob/Gyn Field” means Professionals practicing obstetrics and/or gynecology, as so identified by primary AMA specialty, and set forth in the Prescriber Data.

Section 1.55           “Order” means any award, decision, injunction, judgment, decree, order, ruling, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

Section 1.56           “P1 Detail” means a Detail where the Product is the first item presented.

Section 1.57           “P2 Detail” means a Detail where the Product is the second item presented.

Section 1.58           “P3 Detail” means a Detail where the Product is the third item presented.

Section 1.59           “PA/NP Prescription Units” means, for a particular period, the number of Units of Product included within Product prescriptions filled during such period in the Territory that result from prescriptions written by Physician Assistants and Nurse Practitioners, as reflected in the Prescriber Data.

Section 1.60           “PDE” means a Primary Detail Equivalent, and is equivalent to either of the following:  [***]. Details other than P1 Details, P2 Details and P3 Details will have no effect on any calculation of PDEs. P3 Details will have no effect on the calculation of PDEs prior to December 31, 2008.

Section 1.61           “PDMA” means the Prescription Drug Marketing Act, as amended, and the rules and regulations promulgated thereunder.

Section 1.62           “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

Section 1.63           “Prescriber Data” means IMS Health National Prescription Audit data, which measures both total prescriptions dispensed and extended units dispensed (i.e., Units) for Product  in the Territory, separately setting forth the Urology Field, the Ob/Gyn Field, the sales Channel (long term care), and prescriptions attributable to Physician Assistants and Nurse Practitioners during a specified time period, or such data from an alternative source mutually agreed in writing by the Parties.

Section 1.64           “Product” means the once-daily oral tablet formulation containing ciprofloxacin as the sole active pharmaceutical ingredient known as ProQuin XR and approved in the Territory under NDA No. 21-744 approved by the FDA on May 19, 2005 (as such NDA may be amended or supplemented subsequent to the Initial Effective Date).

Section 1.65           “Product Complaints” means any report concerning the quality, purity, quantity, weight, pharmacologic activity, labeling, identity or appearance of the Product.

Section 1.66           “Professional” means a physician or other health care practitioner who is permitted by law to prescribe Product.

Section 1.67           “Promote,” “Promotional” and “Promotion” mean, with respect to the Product, any activities undertaken to encourage sales or use of the Product, including Details, product sampling, detail aids, drop-offs, coupons, discount cards, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and all other forms of marketing, advertising, public relations or promotion.

Section 1.68           “Promotion Commencement Date” has the meaning set forth in Section 4.1(b).

Section 1.69           “Promotion Fees” has the meaning set forth in Section 7.1(a).

Section 1.70           “Promotional Effort” has the meaning set forth in Section 4.1(a).

Section 1.71           “Promotional Materials” has the meaning set forth in Section 4.4(a).

Section 1.72           “Proprietary Information” means any proprietary or confidential information communicated from one Party to the other in connection or relating to this Agreement, which is identified as confidential or proprietary, or which the other Party knows or has reason to know is confidential or proprietary, including the Technology and financial, marketing, business, technical and scientific information or data, information related to Watson’s compensation of its Sales Representatives, information contained within the Annual Plan and 2007 Plan, and the information described in Section 4.6, whether communicated in writing, orally or electronically. Proprietary Information shall not include information that the receiving Party can show through written documentation:

(a)           at the time of disclosure, is publicly known;

(b)           after the time of disclosure, becomes part of the public domain, except by breach of an agreement between the disclosing Party or any Affiliate thereof and the receiving Party or any Affiliate thereof;

(c)           is or was in the possession of the receiving Party or any Affiliate thereof at the time of disclosure by the disclosing Party and was not acquired directly or indirectly from the disclosing Party or any Affiliate thereof or from any other party under an agreement of confidentiality to the disclosing Party or any Affiliate thereof; and

(d)           is or was developed by the receiving Party or its Affiliates without use of or reference to the other Party’s Proprietary Information.

Section 1.73           “Regulatory Approval” means any and all consents or other authorizations or approvals required from a Governmental Authority to market and sell the Product in the Territory, but excluding any form of reimbursement approval.

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Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

Section 1.74           “Sales Representatives” means sales representatives employed by Watson to Promote the Product, who have been trained and equipped to Promote the Product in accordance with this Agreement. Third Parties may only be engaged as Sales Representatives if they are full-time contractors of Watson, exclusive to Watson, and carry Watson’s business card.

Section 1.75           “Samples” has the meaning set forth in Section 6.5.

Section 1.76           “Serious Adverse Drug Experience” means any Adverse Drug Experience, including those subject to expedited reporting as defined in the regulations cited below, that is fatal or life-threatening, requires hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, is a congenital anomaly/birth defect, or is of comparable medical significance or any other event which would constitute a “serious” Adverse Drug Experience pursuant to the terms of 21 C.F.R. 314.80 or 312.32.

Section 1.77           “Serious Adverse Drug Experience Report” means any Adverse Drug Experience Report that involves a Serious Adverse Drug Experience.

Section 1.78           “Tail Gross Margin Percentage” means the following:

(a)                                  if this Agreement terminates on or after September 30, 2010 and before September 30, 2011, [***] (if the Tail Period is eight calendar quarters) or [***] (if the Tail Period is four calendar quarters);

(b)                                 if this Agreement terminates on or after September 30, 2011 and before September 30, 2012, [***] (if the Tail Period is eight calendar quarters) or [***] (if the Tail Period is four calendar quarters); or

(c)                                  if this Agreement terminates on or after September 30, 2012, [***] (if the Tail Period is eight calendar quarters) or [***] (if the Tail Period is four calendar quarters).

If this Agreement terminates only in part with respect to the Ob/Gyn Field or the Urology Field pursuant to Section 8.2(a), the Tail Gross Margin Percentage shall be determined as set forth in clauses (a) – (c) above with respect to each sub-Field upon the termination of this Agreement with respect to that sub-Field).

Section 1.79           “Tail Period” means, [***]. Notwithstanding the foregoing, but subject to Section 8.7(c), there shall be no Tail Period unless the Term shall be in effect until at least September 30, 2010. If this Agreement terminates only in part with respect to the Ob/Gyn Field or the Urology Field pursuant to Section 8.2(a), there shall be a separate Tail Period for each sub-Field, and the length of each such Tail Period shall be determined as set forth in the immediately preceding sentence.

Section 1.80           “Technology” means all pharmacological, toxicological, preclinical, clinical, technical or other information, data and analysis and know-how relating to the registration, manufacture, packaging, use, marketing and sale of the Product and all proprietary

Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission rights relating thereto owned by Depomed or its Affiliates or to which Depomed or its Affiliates has rights so as to be able to license, and relating or pertaining to the Product.

Section 1.81           “Term” has the meaning set forth in Section 8.1.

Section 1.82           “Territory” means the United States, including its territories and possessions and Puerto Rico.

Section 1.83           “Third Party” means any Person other than Watson or Depomed or their respective Affiliates.

Section 1.84           “Unit” means a single tablet of the Product.

Section 1.85           “United States Bankruptcy Code” shall mean the U.S. Bankruptcy Code, 11 U.S.C. §§ 101, et seq.

Section 1.86           “Urology Detail Minimum” means, for a particular period, [***] of the PDEs required to be performed on Professionals on the Watson Physician List within the Urology Field for such Period, as reflected in the Annual Plan(s) or the 2007 Plan (as applicable) for such period and in Sections 4.1(c) – (j) of this Agreement (as applicable).

Section 1.87           “Urology Field” means Professionals practicing urology, as so identified by primary AMA specialty and set forth in the Prescriber Data.

Section 1.88           “Volume Forecast” has the meaning set forth in Section 6.3.

Section 1.89           “Watson” has the meaning set forth in the preamble to this Agreement.

Section 1.90           “Watson Physician List” means the list of Professionals to whom the Watson Sales Force presents Details, which list has been agreed to in writing by the Parties prior to the Effective Date (it being understood that such list includes [***]. The Watson Physician List is subject to change from time to time throughout the Term of this Agreement to reflect the then current [***], or as otherwise agreed in writing by the Parties.

Section 1.91           “Watson Sales Force” means the field force of Sales Representatives employed or contracted by Watson to Promote the Product in the Territory within the Field.

Section 1.92           “Watson Trademarks” means the trademarks set forth on Schedule 1.92.

Section 1.93           “Wholesaler Affiliate” shall mean an affiliate of Watson, substantially all of the business of which consists of the wholesale distribution of pharmaceutical products.

ARTICLE II

GRANT

Section 2.1             Grant of Promotion Rights. During the Term, subject to the terms and conditions of this Agreement, Depomed hereby grants to Watson and its Affiliates and Watson and its Affiliates hereby accept a co-exclusive right (together with Depomed and its Affiliates only) to Promote the Product under the Depomed Trademarks in the Territory within the Field and Channel on the terms and subject to the conditions set forth herein.

Section 2.2             Sublicense. Watson shall not sublicense, subcontract or otherwise transfer or delegate any of its rights or obligations under this Agreement without the express written consent of Depomed, which consent may not be unreasonably withheld or delayed by Depomed.

Section 2.3             Limitation on Promotion.

(a)           During the Term of this Agreement, the Watson Sales Force shall not (i) Promote in the Territory any product containing ciprofloxacin hydrochloride, or (ii) Promote in the Territory within the Field any product for the treatment of urinary tract infections, in each case other than the Product.

(b)           During the period beginning on the Initial Effective Date and ending on December 31, 2008, Watson shall not, and shall cause if Affiliates not to, Promote in the Territory any product containing ciprofloxacin hydrochloride, other than the Product.

Section 2.4             Retention of Rights. Depomed retains and shall retain all proprietary and property interests in the Product until the point of sale or, in the case of Samples, until delivered to Watson as contemplated by Section 6.5. Watson will not have nor represent that it has any control or proprietary or property interests in the Product, except for the licenses and rights specifically granted hereunder. Except as expressly set forth herein, nothing contained herein shall be deemed to grant Watson, by implication, a license or other right or interest in any patent, trademark or other similar property of Depomed or its Affiliates, except as may be necessary for Watson to Promote the Product pursuant to this Agreement. Except as expressly set forth herein, nothing contained herein shall be deemed to grant Depomed, by implication, a license or other right or interest in any patent, trademark or other similar property of Watson or its Affiliates, except as may be necessary for Depomed to Promote the Product pursuant to this Agreement.

Section 2.5             Esprit Termination Agreement. Depomed has entered into the Esprit Termination Agreement, which provides for, among other matters, the termination of the Esprit License Agreement and a transition plan providing for the transition of the Product back to Depomed from Esprit that includes specific activities and timelines (the “Transition Plan”). Watson has reviewed the Transition Plan. Depomed will use its reasonable best efforts to cause Esprit to comply with its obligations under the Esprit Termination Agreement and the Transition Plan. So long as Depomed uses its reasonable best efforts to cause Esprit to comply with its obligations under the Esprit Termination Agreement and the Transition Plan, Depomed shall not

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be in breach of this Agreement as a result of any failure by Esprit to comply with its obligations under the Esprit Termination Agreement or the Transition Plan.

ARTICLE III

JOINT STEERING COMMITTEE

Section 3.1             Establishment. The Parties agree to establish, for the purposes specified herein, a Joint Steering Committee (the “JSC”). The Parties acknowledge and agree that the JSC does not have the power to amend, modify or waive any of the terms or conditions of this Agreement.

Section 3.2             Joint Steering Committee. The JSC shall be established by the Parties and shall be comprised of four members, two of whom shall be appointed by Depomed and two of whom shall be appointed by Watson. Each Party’s respective initial appointments to the JSC are set forth on Schedule 3.2 hereto. A Party may change any of its representatives at any time if a new person is appointed to any of the foregoing positions by giving written notice to the other Party. The total number of JSC members may be changed by unanimous vote of the JSC from time to time as appropriate; provided, that the JSC shall in all cases be comprised of an equal number of members from each of Depomed and Watson. Watson and Depomed each will designate one representative of such Party to serve as co-chairs of the JSC (the “Co-Chairs”). The members appointed to the JSC by each Party shall be employees of such Party and shall be vested with appropriate decision-making authority and power by such Party. The Chief Executive Officers of Watson and Depomed shall not be members of the JSC.

Section 3.3             JSC Responsibilities. The responsibilities of the JSC shall be exercised consistent with this Agreement and shall include, but shall not be limited to:

(a)           reviewing and approving the Annual Plan as contemplated by Section 4.5 (which approval shall include, without limitation, approval of the number of P1 Details, P2 Details and P3 Details to be performed by the Watson Sales Force for periods after December 31, 2008);

(b)           monitoring and reviewing compliance with the 2007 Plan or the Annual Plan;

(c)           reviewing Product Promotion strategies and objectives, including Product positioning, messaging and branding;

(d)           reviewing Product-related activities associated with managed markets, trade pipeline, manufacturing, and distribution;

(e)           reviewing pricing for the Product;

(f)            reviewing Product-related regulatory matters;

(g)           reviewing sales incentive compensation for the Watson Sales Force related to the Product for periods through December 31, 2008;

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(h)           reviewing and approving sales incentive compensation for the Watson Sales Force related to the Product for periods after December 31, 2008;

(i)            such other functions as may be mutually agreed upon by the Parties from time to time.

For the avoidance of doubt, (i) the JSC shall not have any review or approval rights with respect to any matters relating to the development of the Product and (ii) any decisions of the JSC with respect to matters which relate to Regulatory Approval for the Product shall require Depomed’s prior written consent.

Section 3.4             Meetings of the JSC. Meetings of the JSC may be called by the Co-Chairs of the JSC from time to time and, upon no less than five days’ notice, shall otherwise be called when requested by a Party; provided, however, that meetings of the JSC shall be held on at least a monthly basis during the first three months of the Term, and on at least a quarterly basis thereafter. If possible, the meetings shall be held in person or where appropriate, by video or telephone conference. Unless otherwise agreed, the location of any in-person meetings of the JSC shall alternate between the corporate offices of the Parties. The Parties shall determine the form of the meetings. Subject to Section 3.5, decisions shall be made unanimously, each Party having one (1) vote regardless of the number of representatives present or voting; provided, that no such vote shall be valid unless each Party is represented by at least two members either by written proxy or actual presence at the meeting at which the vote is taken. Subject to appropriate confidentiality undertakings where applicable, each Party shall have the right, upon written notice to the other Party, to have present at JSC meetings additional, non-voting participants (not to exceed six such participants at any JSC meeting without the consent of the other Party). Such additional participants shall not be deemed to be, or have any rights or responsibilities of, a member of the JSC. The Parties shall cause their respective representatives on the JSC to use their reasonable efforts to resolve all matters presented to them as expeditiously as possible. Watson shall propose the agenda for each regular meeting and appoint a secretary to the meeting who shall record the minutes of the meeting. Such minutes shall be circulated to the Parties promptly following the meeting for review and comment and for unanimous ratification by both Parties. Each Party shall bear its own travel and related costs incurred in connection with participation in the JSC.

Section 3.5             JSC Disputes.

(a)           In the event that the JSC is, after a period of ten (10) days, unable to make a decision due to a lack of required unanimity, either Party may submit the matter being considered to the Executive Officers for a joint decision. In such event, either Co-Chair of the JSC, by written notice to the other Party, shall formally request the dispute be resolved by the Executive Officers, specifying the nature of the dispute with sufficient detail to permit adequate consideration by the Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred dispute expeditiously and, in any event, within fifteen (15) days of receiving such written notification.

(b)           In the event that the Executive Officers are unable to reach a resolution of any referred dispute after good faith negotiations during the fifteen (15) day period referred to in

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Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

Section 3.5(a) above and in the event such dispute is not related to compliance with this Agreement, regulatory matters, or the validity, breach or interpretation of this Agreement, either Party may commence mediation within fifteen days after the conclusion of such fifteen (15) day period by providing to the other Party a written request for non-binding mediation, setting forth the subject of the dispute and the relief requested (a “Mediation Notice”). The Parties will cooperate with Judicial Arbitration and Mediation Services (“JAMS”) and with one another in selecting a mediator from JAMS’ panel of neutrals, and in scheduling the mediation proceedings. The Parties shall endeavor to conclude any mediation under this Section 3.5 within thirty (30) days after delivery by either Party of Mediation Notice. The Parties covenant that they will participate in the mediation in good faith and that they will share equally in its costs; provided that each Party will be responsible for its own attorney’s fees. Either Party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither Party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or thirty days after delivery of the Mediation Notice, whichever occurs first.

(c)           In furtherance of the foregoing provisions of Section 3.5(b), in connection with any mediation conducted as set forth pursuant to Section 3.5(b) with respect to a Detailing or Incentive Compensation Dispute (as defined below), each Party shall submit to the mediator selected pursuant to Section 3.5(b) and to the other Party, at least two weeks in advance of the mediation proceedings, a brief summarizing and supporting its contentions with respect to the dispute for the purpose of facilitating the mediation proceedings. If the Parties fail to resolve any Detailing or Incentive Compensation Dispute following the completion of mediation proceedings with respect to such Detailing or Incentive Compensation Dispute (a “Detailing or Incentive Compensation Impasse”), Depomed may terminate this Agreement pursuant to Section 8.2(c). A “Detailing or Incentive Compensation Dispute” is any dispute regarding either (i) the incentive compensation payable to the Watson Sales Force in respect of the Product for any period after December 31, 2008 where Watson proposes that less than [***] of the incentive compensation payable to Watson Sales Representatives detailing the Product will be dependent on sales of the Product, or (ii) the number of P1 Details, P2 Details or P3 Details to be performed by Watson for any period after December 31, 2009 where Watson proposes to perform fewer than [***] annual PDEs (on a pro-rated basis for partial years).

(d)           The Parties agree that items that are solely reviewed by the JSC, and not both reviewed and approved by the JSC, are not subject to the dispute resolution mechanism set forth in this Section 3.5. Any disputes referred to the Executive Officers for resolution pursuant to this Section 3.5 shall not be subject to any dispute resolution mechanism or procedure unless and until the dispute resolutions procedures set forth in this Section 3.5 are exhausted.

Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

ARTICLE IV

PRODUCT PROMOTION

Section 4.1             Product Promotion.

(a)           Subject to applicable Legal Requirements, as well as the provisions of this Agreement, Watson shall, from and after the Promotion Commencement Date, at its sole expense, use commercially reasonable efforts to Promote the Product in the Territory within the Field in accordance with the 2007 Plan or Annual Plan for subsequent years (the “Promotional Effort”). For purposes of the preceding sentence, Watson’s commercially reasonable efforts shall mean at least the same degree of effort (including with respect to the reach and frequency of Details) that Watson would use for the Promotion of any of Watson’s products that represent a similar commercial opportunity. The Parties acknowledge that efforts that constitute commercially reasonable efforts may change during the Term. All statements, core selling messages and materials to be utilized by Watson to Promote the Product shall be consistent in all material respects with the Promotional Materials provided or utilized by Depomed. Watson will cause the Watson Sales Force and Watson employees and agents acting on Watson’s behalf to comply with this Agreement and all applicable Legal Requirements in connection with the Promotion of the Product. It is understood, and Watson agrees, that it will be accountable for the acts or omissions of the Watson Sales Force and its employees and agents to the extent such acts or omissions fail to comply with Watson’s obligations under this Agreement.

(b)           Watson shall commence (the date of such commencement, the “Promotion Commencement Date”) Promotion (including Details by the Watson Sales Force) of the Product in accordance with this Agreement and the performance of the other obligations contained herein that are required to be performed from and after the Promotion Commencement Date as soon as practicable following the date hereof, but no later than October 15, 2007.

(c)           During the period beginning on the Promotion Commencement Date and ending four months thereafter, Watson shall perform a P1 Detail on at least [***] of the Professionals on the Watson Physician List within the Urology Field at least once every [***];

(d)           During the period beginning on the Promotion Commencement Date and ending on December 31, 2007, Watson shall:

(i)            perform an aggregate of at least [***] P1 Details and [***] P2 Details on Professionals on the Watson Physician List within the Urology Field; and

(ii)           perform an aggregate of at least [***] P2 Details on Professionals on the Watson Physician List within the Ob/Gyn Field.

Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

(e)           During each Agreement Quarter in 2008, Watson shall perform at least [***] P1 Details and [***] P2 Details on Professionals on the Watson Physician List within the Urology Field.

(f)            During the Agreement Quarters ending on March 31, 2008 and December 31, 2008, Watson shall perform at least [***] P1 Details on Professionals on the Watson Physician List within the Ob/Gyn Field.

(g)           During the Agreement Quarters ending on June 30, 2008 and September 30, 2008, Watson shall perform at least [***] P2 Details on Professionals on the Watson Physician List within the Ob/Gyn Field.

(h)           During each Agreement Quarter in 2009, Watson shall perform at least [***] Details on Professionals on the Watson Physician List within the Urology Field, which Details shall be allocated between P1 Details, P2 Details and P3 Details as reflected in the Annual Plan for 2009 approved by the JSC.

(i)            During each Agreement Quarter during the Term commencing with the Agreement Quarter beginning on January 1, 2009, Watson shall perform such number of Details on Professionals on the Watson Physician List within the Ob/Gyn Field, and allocated between P1 Details, P2 Details and P3 Details, as is reflected in the Annual Plan approved by the JSC for the applicable year.

(j)            During each Agreement Quarter during the Term commencing with the Agreement Quarter beginning on January 1, 2010, Watson shall perform such number of Details on Professionals on the Watson Physician List within the Urology Field, and allocated between P1 Details, P2 Details and P3 Details, as is reflected in the Annual Plan approved by the JSC for the applicable year.

(k)           Representations to Customers. Watson will not make any false or misleading representations to Professionals, customers or others regarding Depomed or the Product and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the applicable then-current FDA approved labeling, package insert or other documentation accompanying or describing the Product, including Depomed’s standard limited warranty and disclaimers. Watson agrees to undertake timely and complete corrective action for any deviations from this Section 4.2, subject to discussion and review by Depomed’s regulatory affairs and quality assurance department.

Section 4.2             Watson Sales Force Staffing, Training and Compensation.

(a)           Watson agrees that from and after the Promotion Commencement Date, the Watson Sales Force will be staffed with at least [***] full-time Sales Representatives (subject to vacancies consistent with average vacancy rate experienced by Watson across its total sales force) who are actively promoting the Product in accordance with the 2007 Plan or Annual Plan (the “Minimum Sales Force Level”). Throughout the remainder of the Term, Watson shall use

Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission its commercially reasonable efforts to ensure that the number of Sales Representatives comprising the Watson Sales Force meets or exceeds the Minimum Sales Force Level.

(b)           Watson shall be solely responsible for all costs and expenses of compensating its Sales Representatives. Consistent with applicable Legal Requirements, Watson shall pay incentive compensation to Watson Sales Representatives with respect to the Product in accordance with Watson’s incentive compensation; provided, however, that through December 31, 2007, at least [***] and through December 31, 2008, at least [***] of the incentive compensation payable to Watson Sales Representatives detailing the Product will be dependent on sales of the Product. In addition, Depomed may sponsor sales contests or other special incentive compensation, at its own expense, for Watson’s sales force with Watson’s approval. Watson will be responsible for implementing any such contest or incentive compensation.

(c)           Watson shall notify its Sales Representatives prior to the Promotion Commencement Date, consistent with its procedures for Watson’s other products, of the total potential incentive compensation for the Product. Promptly after the adoption by Watson of an incentive compensation payment plan with respect to the Product pursuant to, and in compliance with, this Agreement, and promptly after any material amendments to such plan, Watson shall provide to Depomed a summary of the methodology used by Watson to make incentive compensation payments for the Product pursuant to such plan.

(d)           The Parties hereby agree that Depomed shall provide to Watson, at no charge to Watson and in quantities agreed by the Parties in writing prior to the Initial Effective Date, previously generated training materials and/or associated electronic copies thereof where applicable. Watson shall furthermore have the option to purchase from Depomed, in sufficient quantities for the Watson Sales Force, additional training materials for the Product created or owned by Depomed, at Depomed’s out-of-pocket cost for such materials. It is anticipated that Watson will utilize Depomed’s training materials in connection with the Product-related training of its Sales Representatives. Any training materials for Watson’s Sales Representatives developed or created by Watson shall be subject to Depomed’s review as Promotional Materials as provided in Section 4.4. Watson shall, at its own expense prior to the Promotion Commencement Date, train its Sales Representatives using such training materials, the other Promotional Materials and such programs as Watson shall deem appropriate that are in compliance with Watson’s obligations hereunder and all other Legal Requirements. Such programs shall include training with respect to reporting Adverse Drug Experiences and technical complaints. After the initial training, Watson shall periodically provide additional training to each of its Sales Representatives, and shall update its training materials as appropriate in connection with such additional training, in accordance with this Section 4.3. Representatives of Depomed may attend, at Depomed’s expense, any Watson training session related to the Product. Watson will notify Depomed at least two weeks in advance of any such training session.

Section 4.3             Promotional Materials; Educational Materials.

(a)           Subject to Section 4.4(b), The Parties may, each at its sole expense, create prototypes of promotional, advertising, marketing and educational materials (“Promotional

Materials”) to support the Promotional Effort for the Product in the Territory within the Field. Such Promotional Materials may include, by way of example, detailing aids; leave items; journal advertising; appropriate reprints and reprint carriers; and product monographs. All Promotional Materials used by the Watson Sales Force will be subject to the review and approval of the Depomed APL. All Promotional Materials developed by Watson hereunder shall prominently display such Depomed Trademark(s) as shall be specified by Depomed to Watson following its review of the applicable prototype in accordance with Section 4.4(b).

(b)           Each Party shall provide to the other a prototype of any Promotional Materials it creates to support the Promotional Effort for the Product in the Territory within the Field, for review by the other Party. The reviewing Party shall notify the creating Party of any objections it has to such prototype and the basis therefor as soon as reasonably practicable, but no later than ten (10) business days following its receipt thereof. The creating Party shall modify such Promotional Materials to the extent necessary to resolve any objections made by the reviewing Party to such Promotional Materials on the grounds that such Promotional Materials are inconsistent with any Legal Requirements or this Agreement and shall in good faith consider any other objection raised by the reviewing Party. The final version of the Promotional Materials approved by the Depomed APL shall be reviewed and approved by the Parties to confirm their consistency with the prototype approved by the Parties and the resolution of any objections in accordance with this Section 4.4(b), which review and approval shall occur, as soon as reasonably practicable, but no later than ten business days following its receipt by the reviewing Party. Upon approval, the Promotional Materials may be produced in quantity. Depomed’s regulatory affairs department will notify Watson’s regulatory affairs department when Promotional Materials have been submitted to the FDA. Such Promotional Materials may only be used by Watson subsequent to such notification from Depomed’s regulatory affairs department. The Parties have reviewed and approved certain Promotional Materials acquired by Depomed from Esprit in connection with the Esprit Termination Agreement (the “Esprit Promotional Materials”), as set forth on a list of such approved Esprit Promotional Materials agreed to in writing prior to the execution of the Original Agreement. Depomed will deliver to Watson, free of charge, such quantities of existing Esprit Promotional Materials that Depomed receives from Esprit pursuant to the Esprit Termination Agreement as the Parties agreed in writing prior to the execution of the Original Agreement.

(c)           The Parties may purchase from each other sufficient copies of Promotional Materials for use by either Party’s sales force at the other Party’s out-of-pocket cost therefor.

(d)           Depomed shall own all copyrights to all Promotional Materials that are created during the Term of this Agreement in connection with the Promotion of the Product. Watson shall use commercially reasonable efforts consistent with accepted business practices to obtain such assignments from the authors and creators of such materials as may be necessary to vest ownership of the copyright in Depomed. Depomed shall, and does hereby, grant to Watson a royalty-free license to use and reproduce such materials solely in conjunction with its Promotion of the Product pursuant to this Agreement, which license shall not be assignable or transferable by Watson.

(e)           Disputes between the Parties with respect to Promotional Materials shall be subject to the dispute resolution procedures applicable to JSC disputes set forth in Section 3.5.

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Section 4.4             2007 Plan; Annual Plan; Promotion Expenses.

(a)           Watson has provided a sales plan for the remainder of 2007 (the “2007 Plan”) with respect to the Urology Field. Watson will revise the 2007 Sales Plan within fifteen (15) days of the Effective Date to reflect additional activities directed to the Ob/Gyn Field. On or prior to October 1 of the preceding calendar year with respect to each calendar year during the Term beginning with the 2008 calendar year, Watson shall develop an annual sales plan (the “Annual Plan”) and submit the Annual Plan to the JSC for review and approval. The Annual Plan shall set forth the manner in which the Product is to be Promoted by Watson in the Territory within the Field during the period to which the Annual Plan relates and shall include, at a minimum:

(i)            the anticipated number of quarterly and annual P1 Details and P2 Details to be provided by the Watson Sales Force;

(ii)           pharmacy efforts;

(iii)          any training and/or sampling programs to be conducted;

(iv)          medical education programs to be conducted;

(v)           planned public relations activities;

(vi)          Sample forecasts and delivery schedules;

(vii)         voucher or co-pay assistance plans;

(viii)        format and quantity of sales, marketing and educational materials

(ix)           convention schedule;

(x)            marketing plans and strategies for the Channel and other managed markets, and for trade; and

(xi)           any non-personal Promotion (including, but not limited to, e-detailing, e-sampling, direct mail, and telemarketing).

(b)           The JSC shall use all reasonable efforts to approve each Annual Plan not later than November 1 of each preceding calendar year.

(c)           Each Party will bear its own operating expenses associated with the Product and Promotion thereof, including all personnel, general and administrative and overhead costs. Watson will bear all Watson Sales Force expenses. Depomed will bear all costs associated with maintaining and continuing all Regulatory Approvals of the Product in the Territory, including all costs associated with Adverse Drug Experience reporting and all clinical and regulatory requirements. Neither Party has the authority to incur costs or expenses on behalf of the other Party, without the other Party’s express prior written approval.

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Section 4.5             Watson Promotion Reports; Prescriber Data.

(a)           Within fifteen (15) days following the end of each Agreement Quarter, Watson shall provide the JSC with a status report, which report will summarize Watson’s Promotional activities pursuant to this Agreement for such prior Agreement Quarter and on a calendar year-to-date basis, including, to the extent Watson customarily creates the following reports for Watson’s other products which are promoted by or on behalf of Watson:  (a) the number of P1 Details, P2 Details and P3 Details (if applicable) made and recorded by Watson’s standard record keeping procedures (separately setting forth Details performed within the Urology Field and Details performed within the Ob/Gyn Field); (b) the names, addresses and medical education numbers of the Professionals called upon (separately setting Professionals within the Urology Field and Professionals within the Ob/Gyn Field); (c) the percentage of Professionals Detailed who were provided with Samples; (d) the average number of such Samples delivered on each Detail; (e) a breakdown of all information required to be contained in each report on an aggregate basis; and (f) such other information as may be required in the then-current Annual Plan.

(b)           At the end of each Agreement Quarter, Watson shall provide directly to Depomed, within ten (10) days of its receipt, the Prescriber Data for such Agreement Quarter related to the Product, in the same form as such Prescriber Data is provided to Watson.

Section 4.6             Medical Inquiries. The Parties acknowledge that each may receive requests for medical information concerning the Product from members of the medical and paramedical professions and consumers regarding the Product. All such requests will be directed to, and handled by, Depomed’s medical affairs department (or a Third Party medical affairs firm designated by Depomed).

Section 4.7             Trademarks.

(a)           The “Depomed” trademark must appear on all Promotional Material that makes reference to the Product. The “AcuForm” trademark must appear on all Promotional Materials that make reference to the “AcuForm” drug delivery technology incorporated into the Product. Depomed hereby grants to Watson a non-assignable, non-sublicensable, non-exclusive, royalty-free right and license to use the Depomed Trademarks in the Territory solely in connection with Watson’s Promotion of the Product in accordance with this Agreement; provided Watson may assign and sublicense such right and license in accordance with Section 2.2. Such license shall expire immediately upon the expiration or termination of this Agreement. Subject to this Section 4.8 and to applicable Legal Requirements, Watson shall have the right to use the Watson Trademarks, and include the name “Watson” or any variation thereof on the Promotional Materials developed by Watson; provided, that such Watson Trademarks shall not appear in such Promotional Materials in greater prominence or in greater frequency than the Depomed Trademark(s). Watson recognizes Depomed’s title to the Depomed Trademarks, and shall not at any time, during or after the Term, do or knowingly suffer to be done any act or thing which will in any way impair the rights of Depomed in or to the Depomed Trademarks. Watson acknowledges and agrees that it shall not acquire and shall not claim any title to the Depomed Trademarks adverse to Depomed by virtue of the rights granted under this Agreement or through Watson’s use of the Depomed Trademarks, it being the intention of the Parties that all goodwill

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and improved reputation generated by Watson and use of the Depomed Trademarks shall inure to the benefit of Depomed.

(b)           Watson hereby grants to Depomed a non-assignable, non-sublicensable, non-exclusive, royalty-free right and license to use the Watson Trademarks in the Territory solely in connection with Depomed’s Promotion of the Product in the Field. Such license shall expire immediately upon the expiration or termination of this Agreement. Subject to this Section 4.8 and to applicable Legal Requirements, Depomed shall have the right to use Depomed Trademarks, and include the name “Depomed,” “AcuForm,” or any variation thereof on the Promotional Materials developed by Depomed in accordance with this Agreement. Depomed recognizes Watson’s title to the Watson Trademarks, and shall not at any time, during or after the Term, do or knowingly suffer to be done any act or thing which will in any way impair the rights of Watson in or to the Watson Trademarks. Depomed shall not be obligated to use the Watson Trademarks in the Depomed Promotional Materials. Depomed acknowledges and agrees that it shall not acquire and shall not claim any title to the Watson Trademarks adverse to Watson by virtue of the rights granted under this Agreement or through Depomed’s use of the Watson Trademarks, it being the intention of the Parties that all goodwill and improved reputation generated by Depomed and use of the Watson Trademarks shall inure to the benefit of Watson.

(c)           Each of Watson with respect to its use of the Depomed Trademarks and Depomed with respect to its use of the Watson Trademarks will maintain quality standards for all of its uses of the trademarks of the other Party in connection with the Promotion of the Product that are substantially equivalent to those standards used by the owner of such trademarks in connection with pharmaceutical products. Subject to the foregoing and to the other provisions of this Agreement, each Party acknowledges and agrees that the owner or licensee of the trademark has the right, at any time, to modify or supplement such quality standards and that the licensee or sublicensee must implement such new standards or changes following receipt of notice of such additions or changes; provided that the licensor agrees to bear all reasonable costs associated with such modifications and supplements.

ARTICLE V

CLINICAL AND REGULATORY AFFAIRS; DEVELOPMENT

Section 5.1             Regulatory Approvals. Depomed shall use commercially reasonable efforts to maintain and continue all Regulatory Approvals currently in effect for the Product. Watson agrees that all Regulatory Approvals, applications therefor and any other submissions to a Governmental Authority with respect to the Product shall be in the name of, and shall be owned by, Depomed or its designee.

Section 5.2             Compliance with Regulatory Requirements. Unless otherwise required by law or expressly required by this Agreement, Depomed will retain exclusive authority over and responsibility for complying with all regulatory requirements and maintaining all contacts with Governmental Authorities with respect to the Product, including maintaining and updating of the NDA, the development and submission of applications for new indications, the reporting of any adverse drug reactions to the FDA, the compliance of Promotional Materials with FDA rules and regulations and the filing of Promotional Materials with the FDA.

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Section 5.3             Compliance. In performing its duties hereunder, each Party shall, and shall cause its employees and agents (including the Watson Sales Force) to, comply with all Legal Requirements, including the FDA’s regulations and guidelines concerning the advertising of prescription drug products, DDMAC’s promotional guidelines, the Department of Health and Human Services Office of the Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, the American Medical Association’s Guidelines on Gifts to Physicians, the PhRMA Code on Interactions with Healthcare Providers, the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder, the ACCME Standards for Commercial Support of Continuing Medical Education, equal employment, non-discrimination and federal and state anti-kickback Legal Requirements, Legal Requirements with respect to submission of false claims to governmental or private health care payors, and all industry and professional standards, which may be applicable to the activities (including the warehousing, handling and distribution of Samples) to be performed by such Party hereunder. None of Watson, Depomed, and either Party’s employees and agents (including the members of the Watson Sales Force) shall offer, pay, solicit or receive any remuneration to or from Professionals in order to induce referrals of or purchase of the Product. The Watson Sales Force shall have no direct contact with, nor shall the Watson Sales Force be involved with the delivery of Product to patients, other than delivery of Samples directly to Professionals authorized to prescribe the Product. The Watson Sales Force shall be trained in connection with compliance with Sec. 1128B(b) of the Social Security Act and the AMA Guidelines on Gifts to Physicians from Industry prior to engaging in Promotion of the Product.

Section 5.4             Communications with Regulatory Authorities.

(a)           All communications with Government Authorities concerning the Product shall be the sole responsibility of Depomed. Depomed shall within two (2) business days provide Watson with copies of  communications reasonably considered to be significant per CFR 314 (including summaries of all relevant verbal communications) related to Promotional Materials (DDMAC interactions other than clerical in nature) ; routine communications of any type (e.g., FDA 2253 correspondence) are to be forwarded to Watson within ten (10) business days.

(b)           Watson shall not, without the consent of Depomed or unless so required by Legal Requirements (and then only pursuant to the terms of this Section 5.4, unless this Section 5.4 is inconsistent with Legal Requirements), correspond or communicate with the FDA or with any other Governmental Authority, whether within the Territory or otherwise, concerning the Product, or otherwise take any action concerning any Regulatory Approval under which the Product is sold or any application for Regulatory Approval of the Product; provided that during the Term, Watson shall have the right to communicate with the FDA or any other Governmental Authority regarding the Product if such communication is necessary to comply with the terms of this Agreement or any Legal Requirement (including without limitation state or local Legal Requirements related to marketing activities undertaken by Watson or the Watson Sales Force), or if Watson made a request of such agency to communicate with Depomed instead, and such Governmental Authority denied such request (in any such case, Watson shall give Depomed notice as soon as reasonably practicable of such communication and, to the extent practicable, Depomed shall be permitted to accompany Watson, take part in any such communications and receive copies of all such communications). Watson shall, immediately upon receipt of any communication from the FDA or from any other Governmental Authority relating to the Product,

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forward a copy of the same to Depomed and respond to all inquiries by Depomed relating thereto. If Watson is required by law to communicate with the FDA or with any other Governmental Authority relating to the Product, then Watson shall so advise Depomed immediately (within one business day) and provide Depomed in advance with a copy of any proposed written communication, or a written summary of any proposed oral communication with the FDA or any other Governmental Authority. Watson shall comply with any and all reasonable direction of Depomed concerning any meeting or written or oral communication with the FDA or any other Governmental Authority relating to the Product unless otherwise required by Legal Requirements.

Section 5.5             Product Complaints. Depomed shall retain the sole responsibility to record, investigate and close out all Product Complaints. Watson shall refer any oral or written Product Complaints which it receives concerning the Product to Depomed within four (4) calendar days of its receipt thereof; provided, that all complaints concerning suspected or actual Product tampering, contamination or mix-up shall be delivered within twenty-four hours of its receipt thereof. Watson shall not take any other action in respect of any such complaint without the consent of Depomed unless otherwise required by Legal Requirements. If requested by Depomed, Watson will cooperate with Depomed to resolve any Product Complaints. All Product Complaints shall be directed to the attention of Depomed’s Vice President, Regulatory Affairs, at Depomed’s address set forth in Section 13.1. Depomed shall provide Watson with a summary of all Product Complaints received by Depomed within ten (10) business days of its receipt thereof.

Section 5.6             Adverse Drug Experience Reports.

(a)           Depomed shall provide Watson with a copy of all Adverse Drug Experience Periodic Reports per 21 CFR 314.80 within twenty (20) business days of the such Reports becoming available to Depomed or other Agents or partners for Depomed (including employees).

(b)           Watson will notify Depomed of all Serious Adverse Drug Experience Reports (cases or incidents) reported directly to Watson within forty-eight hours if possible, and in no case beyond two (2) business days of the time such report becomes known to Watson (including its employees), and of all Adverse Drug Experience Reports within five (5) business days of the time such Report becomes known to Watson (including its employees) to allow Depomed Medical and Regulatory Departments sufficient time to triage and report such events to the Agency.

(c)           Except as may otherwise be required by Legal Requirements, (i) Watson shall not disclose any information concerning Adverse Drug Experience Reports or Serious Adverse Drug Experience Reports to any Person or Governmental Authority without the prior consent of Depomed; and (ii) Depomed shall have the sole responsibility in its discretion to determine whether any Product Complaint, Adverse Drug Experience Report or Serious Adverse Drug Experience Report must be reported to the FDA or any other Governmental Authority.

(d)           All follow-up investigations concerning Adverse Drug Experience Reports and Serious Adverse Drug Experience Reports shall be conducted by Depomed; provided that

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Watson shall have the right to participate in such investigations upon its request. Watson shall provide all reasonable cooperation with any such follow-up investigation as may be requested by Depomed from time to time.

Section 5.7             Recalls or Other Corrective Action. Depomed shall have sole responsibility for and shall make all decisions with respect to any recall (including recall of packaging and promotion materials), market withdrawals or any other corrective action related to the Product. Depomed shall promptly notify Watson of any such actions taken by Depomed, including all actions that are reasonably likely to result in a material adverse effect on the marketability of the Product in the Territory. At Depomed’s request, Watson shall provide assistance to Depomed in conducting such recall, market withdrawal or other corrective action (including retrieving Samples distributed by the Watson Sales Force to Professionals). With respect to any recall, market withdrawal or corrective action initiated by Depomed as a result of Depomed becoming aware of any manufacturing defect in Product, Depomed shall reimburse Watson for its reasonable, documented, direct, out-of-pocket costs incurred in connection with participating in such recall, market withdrawal or other corrective action provided that Watson’s breach of its obligations hereunder is not a material cause of the recall, market withdrawal or other corrective action. Except as set forth above, Depomed shall be under no liability whatsoever to compensate Watson or make any other payment to Watson for any decision to recall, initiate a market withdrawal or take any other corrective action with respect to the Product.

ARTICLE VI

MANUFACTURING AND SUPPLY; SALES; PRICING

Section 6.1             Obligations of Depomed.

(a)           In accordance with the provisions of this Agreement and all applicable Legal Requirements, Depomed shall, at its cost and expense, use commercially reasonable efforts to perform or cause to be performed all Product manufacture, labeling, packaging, warehousing, distribution and return, order entry, customer services and all other activities to supply and distribute the Product in the Territory in order to fill orders for Product (conforming to the then-current Volume Forecast) in a timely and efficient manner.

(b)           Depomed has prepared and delivered, with input from Watson, a commercial stocking plan for the Product.

Section 6.2             Manufacturing Activities. The Product, including all Samples, to be manufactured by or for Depomed for sale in the Territory shall be manufactured to meet applicable specifications for the Product in accordance with the NDA, cGMP and in compliance with all other applicable Legal Requirements.

Section 6.3             Volume Forecasts. At least 30 days prior to the beginning of each Agreement Quarter ending after the Promotion Commencement Date, unless the Parties otherwise agree in writing to an alternative method of forecasting Product prescriptions in the Territory within the Field, Watson shall submit to the JSC a written non-binding forecast by

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Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission month of the number of Units of Product included within prescriptions expected to be filled in the Territory during the twelve (12) month period beginning with such Agreement Quarter, which forecast shall be prepared by Watson in good faith. The JSC shall review and discuss such forecast and shall make such modifications thereto as may be necessary for such forecast to be unanimously approved by the JSC and to be consistent with the forecasting and purchasing provisions of Depomed’s Third Party supply agreement relating to the Product (as so modified and approved for the applicable twelve (12) month period, the “Volume Forecast”). Depomed shall use commercially reasonable efforts to manufacture and distribute, or cause to be manufactured and distributed, Product consistent with the Volume Forecast or such other method of forecasting Product prescriptions in the Territory within the Field as is agreed in writing by the Parties. The Parties have agreed in writing to the Volume Forecast for the twelve month period beginning on August 1, 2007.

Section 6.4             Sales; Pricing.

(a)           Depomed or its Affiliates shall book all sales of the Product in the Territory and shall be responsible for entering into any contracts and other arrangements with any Person regarding the sale of the Product, and for establishing and approving the form, content and terms and conditions thereof, including any discount, allowance, rebate, chargeback or other term granted therein. For purposes of clarity, any contracts or arrangements supported by Watson as contemplated by Section 6.4(b) must be executed in Depomed’s name and administered by Depomed.

(b)           Watson will provide reasonable assistance to Depomed in support of managed markets and trade customer groups with respect to the Product to enable Depomed to enter into such contracts and other arrangements described in Section 6.4(a) above. In particular, as contemplated in the 2007 Plan, (i) Watson’s sales team dedicated to the Channel will provide reasonable assistance to Depomed in connection with Depomed’s contracting efforts within the Channel and (ii) Watson will provide reasonable assistance to Depomed in connection with Depomed’s efforts to stock the Product within retail pharmacies.

Section 6.5             Samples.

(a)           Depomed shall provide or cause to be provided to Watson, from time to time as contemplated by the Annual Plan, samples of the Product that are not for sale and with no fee associated (“Samples”) to be distributed by Watson solely in connection with the performance of Details. Depomed shall supply such Samples FOB Depomed’s or its designee’s warehouse, and the risk of loss and responsibility for handling and warehousing of the Samples shall pass to Watson upon delivery to a carrier designated by Watson. Watson shall be responsible for distributing the Samples to its Sales Representatives in a timely manner. Depomed shall invoice Watson for each shipment of Samples at [***] payable within thirty (30) days of the invoice date (excluding [***]). Watson shall also be responsible for securing the return and appropriate disposal of and reconciling existing Sample inventories from discontinued Sales Representatives.

(b)           Samples supplied by Depomed to Watson shall be used by Watson solely in performing Details to Professionals in accordance with this Agreement. Upon its receipt of

Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

Samples, Watson shall be solely responsible for accountability and compliance with the PDMA for the Watson Sales Force, and other applicable Legal Requirements relating to such Samples or the distribution of same by the Watson Sales Force, and shall be responsible for adherence by its Sales Representatives to such Legal Requirements.

(c)           Sampling volume will be included as a part of each Annual Plan.

ARTICLE VII

COMPENSATION

Section 7.1             Promotion Fees.

(a)           In consideration for Watson’s performance of its obligations under this Agreement, for each Agreement Quarter beginning with the Agreement Quarter ending on December 31, 2007, Depomed shall pay promotion fees (the “Promotion Fees”) in an amount equal to [***] of the Field Gross Margin for such Agreement Quarter. In the event that Promotion Fees payable to Watson under this Agreement for a particular period is a negative number, Watson will not be required to make a payment to Depomed equal to the negative Promotion Fees, and Depomed shall credit an amount equal to any negative Promotion Fees against any future payments due to Watson under this Agreement.

(b)           During the Term, upon the later to occur of (A) 30 days following the end of each Agreement Quarter, and (B) 20 days following Depomed’s receipt from Watson of the Prescriber Data for such Agreement Quarter as contemplated by Section 4.6(b), Depomed shall provide Watson with a statement setting forth:

(i)            Net Sales during such Agreement Quarter;

(ii)           Field Prescription Units during such Agreement Quarter;

(iii)          the Field Ratio for such Agreement Quarter;

(iv)          Field Net Sales during such Agreement Quarter;

(v)           Field COGS during such Agreement Quarter

(vi)          Field Gross Margin for such Agreement Quarter;

(vii)         a calculation of the amount, if any, payable by Depomed to Watson in respect of such Agreement Quarter pursuant to Section 7.3.

Notwithstanding the foregoing, within fifteen (15) days after the end of each Agreement Quarter, Depomed shall provide to Watson a non-binding, good faith estimate of the calculation of the amount payable to Watson for such Agreement Quarter to enable Watson to meet its financial reporting obligations. Where applicable, the foregoing calculation shall be based on such Prescriber Data (if any) for such Agreement Quarter as is then readily available to Depomed.

(c)           Except as expressly specified otherwise, any amounts payable by one Party to the other Party in respect of any Agreement Quarter pursuant to this Agreement shall be paid within forty-five (45) days after the end of such Agreement Quarter.

(d)           An example calculation of a Promotional Fee is attached as Schedule 7.1.

Section 7.2             Maintenance of Records.

(a)           Each Party agrees to keep, for a period of at least three years after the date of entry (or such longer period as may be required by Legal Requirements) full and accurate records maintained in accordance with such Party’s accounting practices in sufficient detail to enable a Third Party to accurately calculate (i) in the case of Depomed, the items set forth in Section 7.1(b)(i)-(vii) and Section 7.4, and (ii) in the case of Watson, P1 Details, P2 Details and P3 Details (if applicable) completed by the Watson Sales Force. Upon thirty (30) days prior written notice, such records shall be made available by the audited Party for audit by an independent certified public accounting firm designated by the other Party and reasonably acceptable to the Party whose records are to be examined. The independent auditor will only examine such books and records during business hours but not more than once each fiscal year while this Agreement remains in effect and for three years thereafter in order to verify, in the case of Depomed, one or more of the items set forth in Section 7.1(b)(i)-(vii) and Section 7.4, and, in the case of Watson, P1 Details, P2 Details and P3 Details (if applicable) completed by the Watson Sales Force. Such independent auditor shall keep confidential any information obtained during such examination and shall report only the amounts which the independent auditor believes to be due and payable hereunder. The fees and expenses of the independent auditor performing such verification examination shall be borne by the Party conducting the verification; provided, however, that if any verification reveals that the audited Party has reported incorrectly, and the amount of such discrepancy is at least five percent (5%) of the aggregate amount that should have been reported for the period examined, then the audited Party shall pay the entire amount of the fees and expenses for such verification.

(b)           Each Party shall have the right, upon five (5) business days’ prior written notice, to audit all applicable records of the other Party (other than records described in Section 7.2(a)) for the purpose of determining the audited Party’s compliance with the obligations set forth in this Agreement, including with respect to training programs and certifications and records reports for the Samples. The audit will be conducted during normal business hours, at convenient times. Any such audit may be conducted no more than once each fiscal year. The fees and expenses of the auditing Party shall be borne by such Party. This right to audit shall extend throughout the term of this Agreement and for one year after expiration or termination of this Agreement.

(c)           Whenever in this Agreement a Party is required to report its costs, or is entitled to receive or obligated to make a payment based on its costs, such costs shall be determined in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), consistent with the terms of this Agreement, except as set forth in Section 7.2(d) with respect to COGS. The term “out-of-pocket” costs or expenses means cost or expenses paid to Third Parties and shall not include any fixed costs or expenses, personnel costs or expenses, overhead costs or expenses, or other costs or expenses of a similar nature.

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(d)           COGS shall be determined in accordance with GAAP, except that COGS shall in no event include labor of more than one full-time equivalent Depomed employee for any period for which COGS is calculated under this Agreement.

Section 7.3             Payments. Any payments required to be made by either Party under this Agreement shall be made in United States dollars via wire transfer of immediately available funds to such bank account as the other Party shall designate in writing prior to the date of such payment.

Section 7.4             Tail Promotion Fees. During the Tail Period, Depomed shall pay to Watson an amount equal to the result of (A) the Tail Gross Margin Percentage, multiplied by (B) the Field Gross Margin for each calendar quarter within the Tail Period; provided, however, that in no event shall the amount payable to Watson in respect of any single calendar quarter within the Tail Period exceed an amount equal to the result of (A) the Tail Gross Margin Percentage, multiplied by (B) the average Field Gross Margin for the last two full Agreement Quarters prior to the termination of this Agreement. In the event that this Agreement is terminated only in part with respect to the Ob/Gyn Field or the Urology Field pursuant to Section 8.2(a), and the Tail Period applies to either or both sub-Fields, then the “Field” for purposes of the calculation of the amount payable under this Section 7.4 with respect to each sub-Field shall include only that sub-Field.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1             Term. The term of this Agreement shall commence on the Initial Effective Date and shall continue, unless terminated sooner in accordance with this Article VIII, until September 30, 2010 (the “Initial Term”). Subject to Section 8.2(a)(i), Watson may extend the Term of this Agreement for two (2) additional one (1) year periods (each, a “Renewal Term”), to a total Term of approximately five (5) years, upon written notice to Depomed of Watson’s decision to extend the Term at least ninety (90) days prior to the end to the Initial Term or then current Renewal Term.

Section 8.2             Early Termination.

(a)           The following provisions shall apply in respect of any Renewal Term, and failures by Watson to perform the Detail Minimum, the Urology Detail Minimum, or the Ob/Gyn Detail Minimum:

(i)            Depomed may elect to terminate this Agreement with respect to the Ob/Gyn Field effective as of September 30, 2010 or September 30, 2011 upon at least 120 days’ prior written notice to Watson, provided that Depomed commences Promotion of the Product within the Ob/Gyn Field directly through its own sales force within sixty (60) days after any such termination of this Agreement with respect to Ob/Gyn Field.

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Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

(ii)           If Watson does not perform, in the aggregate, [***] the Detail Minimum in any two consecutive Agreement Quarters, Depomed shall have the right to terminate this Agreement on thirty (30) days’ prior written notice to Watson.

(iii)          If Watson does not perform, in the aggregate, [***] the Urology Detail Minimum or the Ob/Gyn Detail Minimum in any two consecutive Agreement Quarters, Depomed shall have the right to terminate this Agreement with respect to the Urology Field or the Ob/Gyn Field (as applicable) on thirty (30) days’ prior written notice to Watson.

(iv)          If Depomed desires to exercise its option to terminate this Agreement in whole or in part pursuant to Section 8.2(a)(ii) or (iii), it must give written notice to Watson within 60 days after receiving the report of the Agreement Quarter giving rise to the right to terminate this Agreement in whole or in part pursuant to this Section 8.2(a)(ii) or (iii).

(v)           If Depomed terminates this Agreement only with respect to the Urology Field or the Ob/Gyn Field pursuant to Section 8.2(a)(i) or (iii), then from and after such termination, (A) the “Field” for purposes of this Agreement shall no longer include the sub-Field (i.e., the Urology Field or the Ob/Gyn Field) with respect to which this Agreement has been terminated, and (B) “Field Baseline Prescriptions Per Month” shall no longer include Units of Product attributable to the sub-Field with respect to which this Agreement has been terminated. The Parties shall acknowledge in writing not later than October 31, 2007 the number of Units of Product within the Field Baseline Prescriptions Per Month attributable to the Urology Field and the number of Units of Product within the Field Baseline Prescriptions Per Month attributable to the Ob/Gyn Field.

(b)           If, as of the end of any period, aggregate Field Gross Margin is less than [***] for the immediately preceding two consecutive Agreement Quarters (but not before the two consecutive Agreement Quarters ending on March 31, 2009), either Party shall have the right to terminate this Agreement on 120 days’ prior written notice to the other Party. If either Party desires to exercise its option to terminate this Agreement pursuant to this Section 8.2(b), it must give written notice to the other Party within 60 days after receiving the report of the Agreement Quarter giving rise to the right to terminate this Agreement pursuant to this Section 8.2(b).

(c)           If there is a Detailing or Incentive Compensation Impasse, Depomed may terminate this Agreement upon thirty (30) days’ prior written notice to Watson; provided that such notice is provided to Watson within sixty (60) days after the occurrence of such Detailing or Incentive Compensation Impasse.

Section 8.3             Termination for Cause. Either Party may terminate this Agreement, effective at any time after providing sixty (60) days written notice and an opportunity to cure during such sixty (60) day period (ninety (90) days in the case of a breach by Depomed of Section 6.1), in the event of a material failure of the other Party to comply with its material obligations contained in this Agreement. If such cure is effected, such notice with respect to such termination shall be null and void.

Section 8.4             Termination for Bankruptcy or Force Majeure. To the extent permitted by law, each Party will have the right to terminate this Agreement immediately upon notice to the other Party, in the event of either of the following:

(a)           The entry of an order for relief under the United States Bankruptcy Code (or any corresponding remedy under successor laws) against the other Party; the filing of a petition by or against the other Party under any bankruptcy, insolvency or similar law (which petition is not dismissed within sixty days after filing), except Chapter 11 of the United States Bankruptcy Code or any successor statute that permits a corporation to continue its operation while protecting it from creditors; the appointment of a receiver for the other Party’s business or property; or the other Party’s making of a general assignment for the benefit of its creditors; or

(b)           Any Force Majeure Event affecting the other Party beyond the other Party’s control which lasts for a period of at least six months and which is of sufficient intensity to interrupt or prevent the carrying out of such other Party’s material obligations under this Agreement during such period.

Notwithstanding the occurrence of any of the event specified in subsection (a) of this Section 8.4, the Parties acknowledge and agree that, to the extent Section 365(n) of the United States Bankruptcy Code applies to this Agreement, the non-insolvent Party may elect to retain and exercise the rights granted to it hereunder with respect to the intellectual property owned or controlled by the insolvent Party.

Section 8.5             Force Majeure. Any Force Majeure Event of the type described in Section 15.7 affecting a Party hereunder shall entitle the other Party hereto, at any time after the expiry of the period of six months specified therein and upon sixty days written notice given after such six-month period (such notice being, null and void if the Force Majeure Event is discontinued during such sixty-day period), in addition to the right to terminate this Agreement under Section 8.4, the right to (i) extend this Agreement for a period equal to the duration of the Force Majeure Event which occasioned the delay, interruption or prevention (subject to the maximum term of six months) or (ii) continue the Agreement in full force and effect without modification. In no circumstances will either Party be liable to the other for its inability to perform under this Agreement due to any such Force Majeure Event.

Section 8.6             Recall. Either Party shall have the right to terminate this Agreement in the event of a large scale recall or withdrawal of the Product from the Territory resulting from a significant safety risk inherent in the Product and not due to tampering, a remediable manufacturing problem, or other defect that can be cured with respect to Products manufactured after such risk is discovered.

Section 8.7             Effect of Termination.

(a)           No additional payment obligations arising under Article VII hereof shall accrue after the date of expiration or termination of this Agreement except as set forth in Section 7.4; provided, however, that expiration or termination of this Agreement shall not relieve either Party of any obligations accruing prior to such expiration or termination. Certain provisions of this Agreement by their terms continue after the expiration or termination of this Agreement. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

(b)           Except as indicated in Section 8.5, expiration or termination of this Agreement shall be without prejudice to (a) any remedies which any Party may then or thereafter have hereunder or at law; and (b) a Party’s right to receive any payment accrued under the Agreement prior to the termination date but which became payable thereafter; and (c) either Party’s right to obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by a fair interpretation of this Agreement. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity or otherwise.

(c)           Notwithstanding any provision herein to the contrary:

(i)            if Watson terminates this Agreement pursuant to Section 8.3 during the Initial Term, Watson shall be entitled to a Tail Promotion Fee in accordance with Section 7.4. For purposes of calculation, in such an event, the Tail Period shall be determined in accordance with Section 1.72 and the Tail Gross Margin Percentage shall be calculated as if the Agreement had terminated on or after September 30, 2010 and before September 30, 2011; and

(ii)           if Depomed terminates this Agreement pursuant to Section 8.3, Watson shall not be entitled to any Tail Promotion Fee.

(d)           Upon the expiration or termination of this Agreement pursuant to this Article VIII, each Party shall promptly transfer and return to the other Party all Proprietary Information of the other Party (provided that each Party may keep one copy of such Proprietary Information of for archival purposes only). Upon the expiration or termination of this Agreement, Watson shall provide to Depomed, at Watson’s out-of-pocket cost therefor, all Samples and Promotional Materials in Watson’s possession (including electronic files of all Promotional Materials); provided, however, that Watson may destroy any printed copies of Promotional Materials bearing the Watson Trademarks and may remove the Watson Trademarks from electronic files of Promotional Materials.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.1             Representations and Warranties of Depomed. Depomed hereby represents and warrants to Watson as of the date hereof as follows:

(a)           Organization. Depomed (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.

(b)           Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of

Depomed, have been duly authorized by all necessary corporate proceedings of Depomed, and this Agreement has been duly executed and delivered by Depomed.

(c)           No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not:  (i) conflict with or result in a breach of any provision of Depomed’s organizational documents; (ii) result in a material breach of any material agreement to which Depomed is Party; (iii) result in a violation of any Order to which Depomed is subject; (iv) require Depomed to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to Depomed in any material respect.

(d)           Enforceability. This Agreement constitutes the valid and binding obligation of Depomed, enforceable against Depomed in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(e)           Broker. Depomed has not employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.

(f)            Depomed Intellectual Property. To the knowledge of Depomed, the Promotion and sale of Product in the Territory in accordance with this Agreement will not infringe any patents, trademarks or other intellectual property rights of any Third Party; provided, that Depomed makes no representation as to the Watson Trademarks.

(g)           Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claims of any kind, pending or, to the knowledge of Depomed, threatened, by or against Depomed or any of its Affiliates relating to the Product or which would reasonably be expected to materially affect Depomed’s ability to perform its obligations hereunder.

(h)           Supply. Depomed currently has access to sufficient supplies of Product to perform the manufacturing obligations required by it under this Agreement. All Product will be manufactured with reasonable due care and in conformity with current generally accepted standards and procedures for manufacturing the Product and cGMP.

Section 9.2             Representations and Warranties of Watson. Watson hereby represents and warrants to Depomed as of the date hereof as follows:

(a)           Organization. Watson (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.

(b)           Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Watson, have been duly authorized by all necessary corporate proceedings of Watson, and this Agreement has been duly executed and delivered by Watson.

(c)           No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not:  (i) conflict with or result in a breach of any provision of Watson’s organizational documents; (ii) result in a material breach of any material agreement to which Watson is Party; (iii) result in a violation of any Order to which Watson is subject; (iv) require Watson to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to Watson in any material respect.

(d)           Enforceability. This Agreement constitutes the valid and binding obligation of Watson, enforceable against Watson in accordance with its terms, subject to bankruptcy reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(e)           Broker. Watson has not employed any broker or finder with respect to this Agreement or the transactions contemplated hereby.

(f)            Watson Trademarks. To the knowledge of Watson, the use of the Watson Trademarks to Promote and sell Product in the Territory in accordance with this Agreement will not infringe any trademarks or other intellectual property rights of any Third Party.

(g)           Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claims of any kind, pending or, to the knowledge of Watson, threatened, by or against Watson or any of its Affiliates relating to the Product or which would reasonably be expected to materially affect Watson’s ability to perform its obligations hereunder.

Section 9.3             Depomed Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, DEPOMED DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT, INCLUDING THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

Section 9.4             Watson Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, WATSON DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X

INTELLECTUAL PROPERTY MATTERS

Section 10.1           Infringement.

(a)           If either Party shall learn of a claim or assertion that the manufacture, use or sale of the Product in the Territory infringes or otherwise violates the intellectual property rights of any Third Party or that any Third Party violates the intellectual property rights owned or Controlled by (i) Depomed in the Product and the Depomed Trademarks in the Territory or (ii) Watson in the Watson Trademarks, then the Party becoming so informed shall promptly, but in all events within fifteen (15) business days thereof, notify the other Party to this Agreement of the claim or assertion.

(b)           If warranted in the opinion of Depomed, after consultation with the JSC, Depomed shall take such legal action as is advisable in Depomed’s opinion to restrain infringement of such Depomed patent rights or the Depomed Trademarks. Watson shall cooperate fully with, and as reasonably requested by, Depomed in Depomed’s attempt to restrain such infringement, and Depomed shall reimburse Watson for its out-of-pocket expenses incurred in providing such cooperation. Watson may be represented by counsel of its own selection at its own expense in any suit or proceeding brought to restrain such infringement, but Depomed shall have the right to control the suit or proceeding.

(c)           If warranted in the opinion of Watson, Watson shall take such legal action as is advisable in Watson’s opinion to restrain such infringement of the Watson Trademarks. Depomed shall cooperate fully with, and as requested by, Watson in Watson’s attempt to restrain such infringement, and Watson shall reimburse Depomed for its out-of-pocket expenses incurred in providing such cooperation. Depomed may be represented by counsel of its own selection at its own expense in any suit or proceeding brought to restrain such infringement, but Watson shall have the right to control the suit or proceeding.

ARTICLE XI

INDEMNIFICATION; LIMITS ON LIABILITY

Section 11.1           Indemnification. Each Party will defend, at its own expense, indemnify and hold harmless the other Party and its Affiliates and their respective directors, officers, employees, consultants,  contractors, representatives and agents from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against the other Party or its Affiliates to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (i) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying Party in this Agreement, unless waived in writing by the indemnified Party; (ii) any breach of the representations or warranties made by such indemnifying Party in this Agreement; or (iii) the negligence or willful misconduct of the indemnifying Party, except (under any of (i) or (ii)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified Party. In addition, Depomed will defend, at its own expense, indemnify and hold harmless Watson and its Affiliates and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against Watson or its Affiliates to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (x) any claim made by any Person that the manufacture, use or sale of the Product infringes or misappropriates the patent, trademark, or other intellectual property rights of such Person, except with respect to any claim relating to the Watson Trademarks; (y) the Esprit License Agreement or the Esprit Termination Agreement and (z) any product liability claim made by any Person with respect to the Product, except to the extent liability is based on a breach by Watson of Section 4.2. Each Party agrees that it shall promptly notify the other in writing of any such claim or action and give the indemnifying Party full information and assistance in connection therewith. The indemnifying Party shall have the sole right to control the defense and the sole right to settle or compromise any such claim or action, except that the prior written consent of the other Party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such other Party; (ii) admit or imply any liability or wrongdoing of such other Party; or (iii) adversely affect the goodwill or public image of such other Party. Notwithstanding the foregoing, the indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified Party. The provisions of this Section 11.1 shall survive the termination of this Agreement for seven (7) years (except as to claims as to which a Party has notified the other in writing prior to the third anniversary of the termination date of this Agreement, in which event, the indemnifying Party’s obligations under this Section 11.1 shall survive with respect to any such claim until its resolution).

Section 11.2           Consequential Damages. NEITHER WATSON NOR DEPOMED (WHICH FOR THE PURPOSES OF THIS SECTION 11.2 SHALL INCLUDE THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY PUNITIVE DAMAGES, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, RELATING TO OR ARISING FROM THIS AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT OR TO AMOUNTS PAYABLE TO A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION PURSUANT TO THIS ARTICLE 11.

ARTICLE XII

CONFIDENTIALITY AND PUBLICITY

Section 12.1           Proprietary Information. Pursuant to this Agreement, a Party receiving Proprietary Information from the other, directly or indirectly, will treat such Proprietary Information as confidential, will use such Proprietary Information only for the purposes of this Agreement and will not disclose, and will take all reasonable precautions to prevent the disclosure of, such Proprietary Information to (a) any of its officers, directors, managers, equity holders, employees, agents, representatives, Affiliates or consultants who are not required to know such Proprietary Information or who are not bound by a like obligation of confidentiality or (b) to Third Parties.

Section 12.2           Disclosures Required by Law. In the event the recipient Party is required (i) under applicable Legal Requirements to disclose Proprietary Information of the disclosing Party to any Governmental Authority to obtain any Regulatory Approval for the Product, (ii) to disclose Proprietary Information in connection with bona fide legal process (including in connection with any bona fide dispute hereunder) or (iii) to disclose Proprietary Information under the rules of the securities exchange upon which its securities are traded, the recipient Party may do so only if it limits disclosure to that purpose after giving the disclosing Party prompt written notice of any instance of such a requirement in reasonable time for the disclosing Party to attempt to object to or to limit such disclosure. In the event of disclosures required under applicable Legal Requirements, the recipient Party shall cooperate with the disclosing Party as reasonably requested thereby.

Section 12.3           Publicity. Neither Party will originate any publicity, news release, public comment or other public announcement, whether to the press, to stockholders, or otherwise, relating to this Agreement, without the consent of the other Party, except for such announcement which, in accordance with the advice of legal counsel to the Party making such announcement, is required by law; provided, however, that each Party shall be entitled to refer publicly to the relationship of the Parties reflected in this Agreement in a manner that is consistent with the joint press release issued by the Parties and that is not damaging to the business or reputation of the other Party. Except as otherwise permitted pursuant to the immediately preceding sentence, any Party making any announcement which is required by law will, unless prohibited by law, give the other Party an opportunity to review the form and content of such announcement and comment before it is made. Either Party shall have the right to make such filings with governmental agencies, including the United States Securities and Exchange Commission (the “SEC”), as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate. In such event, the filing Party shall consult with the other Party with respect to the extent of such disclosure, including whether and to what extent confidential treatment shall be sought; provided, that, notwithstanding the foregoing, the filing Party shall retain ultimate control and responsibility for any disclosure with the SEC. The Parties have agreed upon the form and content of a joint press release to be issued by the Parties promptly following the execution of this Agreement. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party. The provisions of this Article 12 shall survive termination of the agreement and shall remain in effect until a date three years after the Term of this Agreement.

ARTICLE XIII

NOTICES

Section 13.1           Notices. All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission (with a copy sent by first-class mail), or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:

If to Depomed:

Depomed, Inc.
1360 O’Brien Drive
Menlo Park, California  94025
Attention:  President
Fax No.:  (650) 462-9991

If to Watson:

Watson Pharma, Inc.

360 Mt. Kemble Avenue
Morristown, New Jersey 07962
Attention:  President, Brand Division
Fax No:  (973) 355-8580

With a copy to:

Watson Pharmaceuticals, Inc.

311 Bonnie Circle
Corona, California 92880
Attention:  General Counsel
Fax No:  (951) 493-5821

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

ARTICLE XIV

INSURANCE

Section 14.1           Insurance.

(a)           During the Term and for a period of two (2) years after any expiration or termination of this Agreement, each Party shall maintain (i) a commercial general liability insurance policy or policies with minimum limits of $10 million per occurrence and $10 million in the aggregate on an annual basis and (ii) a product liability insurance policy or policies with minimum limits of $10 million per occurrence and $15 million in the aggregate on an annual basis.

(b)           Upon request, each Party shall provide certificates of insurance to the other evidencing the coverage specified herein. Neither Party’s liability to the other is in any way limited to the extent of its insurance coverage.

ARTICLE XV

MISCELLANEOUS

Section 15.1           Headings. The titles, headings or captions and paragraphs in this Agreement are for convenience only and do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.

Section 15.2           Severability. In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

Section 15.3                             Entire Agreement. This Agreement, together with the schedules and exhibits hereto and the Confidentiality Agreement, all of which are incorporated by reference, contains all of the terms agreed to by the Parties regarding the subject matter hereof and supersedes any prior agreements (including without limitation the Original Agreement), understandings, or arrangements between them, whether oral or in writing.

Section 15.4                             Amendments. This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the Parties hereto. No course of conduct or dealing between the Parties will act as a modification or waiver of any provisions of this Agreement.

Section 15.5                             Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the Party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.

Section 15.6                             Waiver. The failure of either Party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that Party’s right later to enforce or exercise such term or right.

Section 15.7                             Force Majeure.

(a)                                 In the event of any failure or delay in the performance by a Party of any provision of this Agreement due to acts beyond the reasonable control of such Party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, declared or undeclared wars, acts of terrorism, or compliance with or other action taken to carry out the intent or purpose of any law or regulation) (a “Force Majeure Event”), then such Party shall have such additional time to perform as shall be reasonably necessary under the circumstances. In the event of such failure or delay, the affected Party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible. In the event that a Party is unable to perform by a reason described in this Section 15.7, its obligation to perform under the affected provision of this Agreement shall be suspended during such time of nonperformance.

(b)                                 Neither Party shall be liable hereunder to the other Party nor shall be in breach for failure to perform its obligations caused by a Force Majeure Event. In the case of any such event, the affected Party shall promptly, but in no event later than 10 days of its occurrence, notify the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. Furthermore, the affected Party shall keep the other Party informed of the efforts to resume performance. After sixty (60) days of such inability to perform, the Parties agree to meet and in good faith discuss how to proceed. In the event that the affected Party is prevented from performing its obligations pursuant to this Section 15.7 for a period of six (6) months, the other Party shall have the right to terminate this Agreement pursuant to the provisions of Sections 8.4(b).

Section 15.8                             Successors and Assigns. Subject to Section 15.9, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns permitted under this Agreement.

Section 15.9                             Assignment. This Agreement and the rights granted herein shall not be assignable by either Party hereto without the prior written consent of the other Party. Any attempted assignment without consent shall be void. Notwithstanding the foregoing, a Party may transfer, assign or delegate its rights and obligations under this Agreement without consent to (a) an Affiliate or (b) a successor to all or substantially all of its business or assets of the assigning Party to which this Agreement relates, whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise.

Section 15.10                      Construction. The Parties acknowledge and agree that: (a) each Party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each Party hereto and not in favor of or against either Party regardless of which Party was generally responsible for the preparation or drafting of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (v) “or” is disjunctive but not necessarily exclusive; and (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation.”  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

Section 15.11                      Governing Law. This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles.

Section 15.12                      Equitable Relief. Each Party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other Party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each Party agrees that the existence of any claim, demand, or cause of action of it against the other Party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other Party, or its successors or assigns, of the covenants contained in this Agreement.

Section 15.13                      Relationship Between Parties. The Parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. Neither Party is the agent of the other, and neither Party may hold itself out as such to any other Party. All financial obligations associated with each Party’s business will be the sole responsibility of such Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate on the day and year first above written.

DEPOMED, INC.

By:	/s/ Carl A. Pelzel
Name:	Carl A. Pelzel
Title:	President and Chief Executive Officer

WATSON PHARMA, INC.

By:	/s/ Edward F. Heimers, Jr.
Name:	Edward F. Heimers, Jr.
Title:	President, Brand Division

Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

Schedule 1.14

Product COGS as of the Initial Effective Date

Estimated Range for
2007
2007 Estimation	Low		High		Low			High

WAC per Tablet					$	[***	]	$	[***	]
Gross to Net Discounts & Allowances	[***	]	[***	]	$	[***	]	$	[***	]	(low model includes launch incentives)
Net Sales per Tablet					$	[***	]	$	[***	]

COGS per Tablet	[***	]	[***	]	$	[***	]	$	[***	]	(COGS per tablet will drop with higher quantities and shift towards 30 count bottles - Also, first 3-packs will have rework costs)
Gross Margin					$	[***	]	$	[***	]

Watson Profit Share per Tablet	[***	]	[***	]	$	[***	]	$	[***	]

Estimated Range for
2008
2008 Estimation	Low		High		Low			High

WAC per Tablet					$	[***	]	$	[***	]
Gross to Net Discounts & Allowances	[***	]	[***	]	$	[***	]	$	[***	]
Net Sales per Tablet					$	[***	]	$	[***	]

COGS per Tablet	[***	]	[***	]	$	[***	]	$	[***	]

Gross Margin					$	[***	]	$	[***	]

Watson Profit Share per Tablet	[***	]	[***	]	$	[***	]	$	[***	]

Schedule 1.20

Depomed Trademarks

Mark	Serial/Registration Numbers
PROQUIN	Reg. No. 2968719
DEPOMED	Reg. No. 2112593
DEPOMED (word and design mark)	Ser. No. 78781903
ACUFORM	Ser. No. 78781863

Schedule 1.92

Watson Trademarks

Mark	Serial/Registration Numbers
Watson (typed drawing)	2384629/75516726
Watson Pharma (typed drawing)	2387161/75636020
Watson Logo (mortar)	N/A

Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

Schedule 3.2

Depomed Initial JSC Representatives:

[***] (Co-chair)

[***]

Watson Initial JSC Representatives:

[***] (Co-chair)

[***]

Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities Exchange Commission

Schedule 7.1

Example Calculation of Promotional Fees

[***]